Exhibit 99.1

Bank of South Carolina Corporation Announces Annual and Fourth Quarter Earnings

CHARLESTON, S.C., Jan. 9, 2020 /PRNewswire/ -- The Bank of South Carolina Corporation (Nasdaq: BKSC) announced unaudited earnings of $7,318,433 or $1.33 and $1.31 basic and diluted per share, respectively, for the year ended December 31, 2019 – an increase of $395,499 or 5.71% from earnings for the year ended December 31, 2018 of $6,922,934 or $1.26 and $1.24 basic and diluted per share, respectively. Earnings for the three months ended December 31, 2019 decreased $32,665 or 1.81% to $1,773,529 compared to $1,806,194 for the three months ended December 31, 2018. Returns on average assets and average equity for the year ended December 31, 2019 were 1.66% and 14.86%, respectively, compared with 2018 returns on average assets and average equity of 1.61% and 15.85%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "Building on the previous year's success, 2019 was another record year for the Bank of South Carolina. Strong margins, coupled with a much-improved contribution from our mortgage operation, resulted in returns with which we are pleased. We are excited to have opened our North Charleston office and look forward to its long-term growth and success. The fundamentals of our industry never change, and our adherence to them drives the efficiency of our operation and ensures our unique position as the oldest bank headquartered in Charleston."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in North Charleston, Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

The following table shows the balance sheet and income statement highlights:

	(Unaudited) December 31,	(Unaudited) December 31,
	2019	2018

Shares Outstanding
BKSC Common Stock	5,530,001	5,510,917

Book Value Per Share	$ 9.25	$ 8.25

Total Assets	$ 445,012,521	$ 429,135,198

Three Months Ending

Net Income	$ 1,773,529	$ 1,806,194

Basic Earnings Per Share	$ 0.32	$ 0.33

Diluted Earnings Per Share	$ 0.32	$ 0.32

Weighted Average Shares
Outstanding Basic	5,530,001	5,510,917

Weighted Average Shares
Outstanding Diluted	5,595,844	5,600,983

Twelve Months Ending

Net Income	$ 7,318,433	$ 6,922,934

Basic Earnings Per Share	$ 1.33	$ 1.26

Diluted Earnings Per Share	$ 1.31	$ 1.24

Weighted Average Shares
Outstanding Basic	5,522,025	5,500,027

Weighted Average Shares
Outstanding Diluted	5,588,090	5,589,012

CONTACT: Eugene H. Walpole, IV, TELEPHONE: (843) 724-1500